UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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The Greenbrier Companies, Inc.

(Name of Registrant as Specified In Its Charter)

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On January 5, 2011, The Greenbrier Companies, Inc. sent the following letter to Fidelity Investments, one of the Company’s shareholders. This letter is hereby filed to the extent it may be deemed additional soliciting material within the meaning of the Securities Exchange Act of 1934, as amended. A copy of the letter is attached hereto.

January 5, 2011
Mr. Talon Torressen
Investment Proxy Research
Fidelity Investments
One Spartan Way TS1E
Merrimack, NH 03054
Dear Mr. Torressen,
This letter will confirm our recent telephone conversation regarding the voting of shares of The Greenbrier Companies, Inc. (“Greenbrier”) held by the Fidelity group of mutual funds at our Annual Meeting of Shareholders to be held January 7, 2011.
Management of Greenbrier has reviewed the standards published by Fidelity for determination of whether Fidelity will vote to approve an amendment to authorize additional shares under an equity award plan. We confirm that, as provided in Section IV.B.3 of such standards, stock awards granted pursuant to the Greenbrier equity award plan generally are subject to a restriction period of not less than three years for non-performance-based awards, and a restriction period of not less than one year for performance-based awards. Stock awards granted pursuant to the Greenbrier equity award plan that have not met such restriction periods have in practice been limited to less than 10% of the shares authorized for grant under the plan.
We commit to discussing, during 2011, the Fidelity equity award plan standards with the independent Compensation Committee of the Board of Directors that acts as the administrator of such equity award plan.
Please let me know if you have additional questions or comments.
Sincerely,
THE GREENBRIER COMPANIES, INC.

By:	/s/ Martin R. Baker Martin R. Baker
Senior Vice President and General Counsel

cc:	Mr. Ryan O’Toole, Fidelity Investments
Mr.Mark J. Rittenbaum, Greenbrier